CONSULTING AGREEMENT

This Agreement (the “Agreement”), effective as of November 4, 2013 (the “Effective Date”), by and between:

HARRY T. RITTENOUR, whose current business address is 47827 Halyard Drive, Plymouth, MI 48170 (the “Consultant’); and

PERCEPTRON, INC., a Michigan corporation (the “Company”) or any successor company.

WITNESSETH:

WHEREAS, the Consultant currently serves as President and Chief Executive Officer and as a director of the Company and its subsidiaries, and is a party to that certain Severance Agreement between the Company and the Consultant, dated December 18, 2008 (the “Existing Agreement”);

WHEREAS, due to his retirement, the Consultant has voluntarily elected to terminate his employment with the Company on the Effective Date and on and after the Effective Date the Consultant will no longer serve as the President and Chief Executive Officer, or as an employee of the Company, and the management of the Company and its subsidiaries will be vested in the continuing officers and directors thereof;

WHEREAS, the Existing Agreement will remain in force and effect until the Effective Date after which it will terminate unless it is terminated pursuant to its terms prior to the Effective Date;

WHEREAS, the Company wishes to appoint the Consultant by virtue of his knowledge and experience with the Company as an independent consultant to the Company to provide specified services as may be necessary or requested by the management and board of directors of the Company beginning on the Effective Date;

WHEREAS, in consideration of the Company appointing the Consultant to provide such services and in consideration of certain payments being made to the Consultant on and after the Effective Date, the Consultant has agreed to execute the Release Agreement (the “Release”) attached to this Agreement as Exhibit A;

WHEREAS, the Consultant desires to accept and perform such services;

NOW THEREFORE, the Company and the Consultant, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, agree as follows:

1.	Agreement to Provide Services

1.1	The Company hereby agrees to engage Consultant as an independent third party consultant to the Company as of the Effective Date to perform and provide such services (the “Services”) as requested by the Board of Directors or the President and Chief Executive Officer of the Company or his designee(s). Until June 30, 2014, upon forty-eight hours’ notice by the Company, Consultant will be available Monday through Friday, 9:00 a.m. to 5:00 p.m., to the Company by phone and/or in person in the Company’s Plymouth, Michigan headquarters, if necessary, related to any issues or questions involving his prior position as President and Chief Executive Officer of the Company.

1.2	The Consultant further agrees that he will fully cooperate during the term of this Agreement and after its termination at no additional cost to the Company with respect to any claim, litigation or judicial, arbitral or investigative proceeding initiated by any private party or by any regulator, governmental entity, or self-regulatory organization, that relates to or arises from any matter with which he was involved during his employment with the Company or that concerns any matter of which he has information or knowledge.

1.3	The Consultant shall, in discharging his Services under this Agreement, act honestly and in good faith with a view to the best interests of the Company, and shall exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

PROVIDED THAT it is understood that the Consultant is not being engaged to bind the Company to any contracts or obligations.

1.4	The Consultant resigns as an officer of the Company and its subsidiaries and as a director of the Company’s subsidiaries effective as of the Effective Date.

1.5	Performance: The Consultant hereby accepts the foregoing appointment and agrees faithfully to perform the Services reasonably requested by the Company from time to time in a professional manner in accordance with this Agreement. However, the Consultant will be under no obligation to perform Services that are beyond his capabilities. It is understood, however, that the Consultant will make every reasonable attempt to perform the Services as requested by the Company.

1.6	Non-Exclusivity: Subject to compliance with the provisions of the Perceptron Executive Agreement Not to Compete dated September 7, 2005 (“Non-Compete Agreement”) and the Proprietary Information and Inventions Agreement dated October 28, 1996 (“Confidentiality Agreement”), the Consultant may perform consulting services for other companies during the term of this Agreement, so long as they do not interfere with his provision of services to the Company under this Agreement.

1.7	Relationship between Parties: The relationship between the parties established b this Agreement is that of independent contracting parties. As such, subject to the rights retained or granted to and the obligations undertaken by each party pursuant to this Agreement, each shall conduct his or its independent business on his or its own initiative, responsibility and expense, and shall, except as expressly provided herein, have no authority to incur obligations on behalf of the other party. No third party shall have or be deemed to have acquired any rights under this Agreement. Neither party to this Agreement shall use the name of the other in any public document, advertising, public relations release or other publicity without the prior written consent of the other party. Consultant shall have no authority to bind the Company or enter into contracts on its behalf. The parties hereto agree that the Services to be provided by Consultant are being provided on arm’s length terms.

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1.8	No Delegation: Anything to the contrary notwithstanding, the Consultant shall not delegate, assign, subcontract or otherwise convey any of his rights, duties, obligations, powers or authority hereunder to any person or entity.

2.	Consultant’s Fees and Benefits

2.1	In consideration of the Consultant’s services and agreements hereunder, the Company shall pay Consultant a consulting fee (the “Monthly Fee”) in the aggregate amount of $29,166 per month (or a pro rata amount for any partial month based upon the number of days in the month occurring during the term of this Agreement) for each month during the term of this Agreement. All such payments shall be made monthly in arrears.

2.2	In the event that this Agreement is terminated (i) by the Consultant pursuant to 3.2(a) hereof; or (ii) by the Company for Cause (as hereinafter defined) pursuant to Section 3.2(d) hereof; or (iii) automatically pursuant to Sections 3.2(b), 3.2(c) or 1.6 hereof upon the Consultant’s death, Disability (as hereinafter defined) or performing consulting services which interfere with those provided to the Company, the Company shall have no obligation to pay the Monthly Fee under Section 2.1 for any period from and after the effective date of such termination, other than a pro rata portion of the Monthly Fee for the month in which such termination occurs.

2.3	The Consultant’s rights with respect to any options to purchase the Company’s common stock shall be governed by the terms of the agreements pursuant to which such options were issued except that the option agreements for option number 3295 issued December 1, 2011 and option number 3339 issued December 2, 2012 will be amended to allow stock options for 5,000 shares of Common Stock that vest on each of December 1, 2013 and December 2, 2013 will not terminate upon Consultant’s resignation, but will continue to vest on those dates based upon Consultant’s continued performance of Services through those dates. All other unvested stock options held by the Consultant will terminate upon his resignation.

2.4	Subject to the Consultant electing continued medical coverage under the Company’s medical plans as permitted under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company will pay for or reimburse to the Consultant any COBRA premiums due by him for a period ending upon the earlier of December 31, 2013 or the date as of which the Consultant becomes covered under the medical plan of another employer.

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2.5	The Company agrees to, and shall, indemnify the Consultant by reason of the fact that he is serving as a consultant to the Company to the same extent that the Company indemnifies its officers as provided in the Company’s Bylaws.

3.	Term and Termination

3.1	Term: The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until June 30, 2014.

3.2	Termination: This Agreement may be terminated as provided below:

(a)	By written notice of termination to the other party, for any reason or no reason, given at least thirty (30) days prior to the effective date of such termination.

(b)	Immediately upon the death of the Consultant;

(c)	Immediately upon written notice from the Company following the Company’s reasonable determination that the Consultant is unable to substantially fulfill his Services under this Agreement due to a Disability. For purposes of this Agreement, the term “Disability” means a physical, mental or emotional incapacity that would have entitled the Consultant to long-term disability benefits under the Company’s disability plan or policy had he been an employee;

(d)	Immediately for Cause upon written notice from the Company to the Consultant. For purposes of this Agreement, “Cause” shall mean (i) personal dishonesty in connection with the performance of services for the Company; (ii) willful misconduct in connection with the performance of services for the Company; (iii) conviction for violation of any law involving (A) imprisonment that interferes with performance of services or (B) moral turpitude; (iv) repeated and intentional failure to perform stated services, after written notice is delivered identifying the failure, and it is not cured within 10 days following receipt of such notice; (v) breach of a fiduciary duty to the Company; (vi) breach of the Non-Compete Agreement or Confidentiality Agreement, or (vii) engaging in activities detrimental to the interests of the Company that have a demonstrable adverse effect on the Company.

3.3	Release: The Consultant hereby acknowledges and agrees that if the Release is revoked by the Consultant during the Revocation Period, this Agreement will terminate without any amounts due hereunder paid to the Consultant for services rendered.

3.4	Survival: Unless otherwise indicated by this Agreement, the Consultant’s obligations under this Agreement shall not survive termination of this Agreement.

4.	Expenses and Reimbursement

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The Company agrees to reimburse Consultant for all reasonable out-of-pocket travel expenses incurred by Consultant in performing his services under this Agreement provided that the Company has consented in writing to Consultant’s incurring such expenses in advance.

Reimbursement of the foregoing expenses shall be made as promptly as reasonably possible and in no event later than two and one-half months after the end of the calendar year in which such expenses were incurred.

5.	Books and Records

The Company shall have the right to examine and review at any reasonable time all books, records, files and papers maintained and kept by the Consultant which relate to this Agreement.

6.	Confidential Information

6.1	For purposes of the “Non-Compete Agreement,” “my Engagement” shall end on the date this Agreement terminates.

6.2	The provisions of the Confidentiality Agreement shall continue to apply to services rendered by the Consultant when he is employed as a consultant to the Company under this Agreement.

6.3	This Clause 6 shall survive and continue to bind the parties following termination of this Agreement.

7.	Notices

Any notice made under this Agreement shall be in writing and shall be deemed sufficiently given on the date of service if served personally or on the third business day after mailing if mailed by certified or registered mail, postage prepaid, addressed as indicated below:

If the Consultant:	Harry T. Rittenour 1486 West Greenfield Court Ann Arbor, Michigan 48108

If to the Company:	Perceptron, Inc. Attention: General Counsel 47827 Halyard Drive Plymouth, Michigan 48170

8.	General

8.1	Assignment: Neither this Agreement nor any of the Consultant’s Services hereunder may be assigned, subcontracted, or transferred, including any assignment or transfer by operation of law, by the Consultant without prior written consent of the Company.

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8.2	Third Parties: The rights and privileges afforded by this Agreement are solely for the benefit of the parties hereto and in no circumstances shall any other person or entity have any rights or privileges or be entitled to any benefits under this Agreement.

8.3	Code of Conduct, Insider Trading and Company Policies: The Consultant shall comply with all applicable policies of the Company including, but not limited to, the Company’s Insider Trading Policy and Code of Conduct and hereby agrees to be bound by the confidentiality, insider trading, and other applicable provisions contained therein. The Company will keep the Consultant informed in a timely manner of any modifications to the Code of Conduct and the establishment of trading windows.

8.4	Amendments: This Agreement may be amended or modified only by agreement in writing signed by both the parties hereto.

8.5	Waiver: The failure of any party at any time to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same, and no waiver of any nature by any party, whether by conduct or otherwise, shall be deemed to be a continuing waiver.

8.6	Entire Agreement: This Agreement sets forth the sole and entire agreement and understanding of the parties (other than the Non-Compete Agreement and Confidentiality Agreement, which shall remain in full force and effect after execution of this Agreement) and cancels and supersedes all prior agreements including but not limited to the Existing Agreement, and any agreement in principle or oral statement, letter of intent, statement or understanding or guidelines of the parties to this Agreement with respect to the subject matter of this Agreement.

8.7	Choice of Law: To the extent not preempted by Federal law, this Agreement shall be governed by and construed and enforced in accordance with the laws of Michigan, without giving effect to the conflicts of law provisions thereof.

8.8	Severability: If any one or more of the provisions contained in this Agreement or in any document executed in connection herewith shall be or become invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired; provided, however, that in such case the parties achieve the purpose of the invalid provision by agreeing to a new, legally, valid provision which shall become part of this Agreement or such document.

8.9	Captions: The captions and headings used to identify Paragraphs herein shall not be used to interpret this Agreement.

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8.10	Preambles: The Preambles are part of this Agreement.

8.11	Counterparts: This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

8.12	The Consultant agrees that he shall not participate in any insurance or other employee benefit plan offered by the Company including but not limited to workers’ compensation insurance, disability, pension, group health, group life, savings or profit sharing plans, except as provided in Section 2.4 of this Agreement. The Consultant acknowledges and agrees that, by reason of this Agreement, the Consultant shall be responsible for all federal, state and local employment, withholding, income and other taxes resulting from consulting fees paid by the Company to the Consultant. The Consultant shall hold the Company harmless from any liability or claim for the same. The Consultant understands and agrees that, as an independent contractor, the Consultant is required to pay Federal Social Security, Medicare and other taxes, along with federal, state and/or local income or other tax, on amounts paid to the Consultant. The Consultant understands that the Company will report the income earned by the Consultant to the Internal Revenue Service on IRS Form 1099.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the 31st day of October, 2013.

Accepted and agreed for and on behalf of:

Harry T. Rittenour

By:	/s/ Harry T. Rittenour

Date:	10/31/2013

Perceptron, Inc.

By:	/s/ David W. Geiss
Vice President, General Counsel and Secretary

Date:	10/31/2013

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Exhibit A

RELEASE AGREEMENT

THIS AGREEMENT (“Agreement”) is made by and between Harry T. Rittenour (“Employee”) and Perceptron, Inc. (the “Company”).

RECITALS

A. Employee has terminated employment with the Company, effective November 4, 2013.

B. Employee has been given the opportunity to review this Agreement, to consult with legal counsel, and to ascertain his rights and remedies.

C. Employee and Company, without any admission of liability, desire to settle with finality, compromise, dispose of, and release any and all claims and demands asserted or which could be asserted arising out of Employee’s employment at and separation from Company.

In consideration of the foregoing and of the promises and mutual covenants contained herein, it is hereby agreed between Employee and Company as follows:

AGREEMENT

1. In exchange for the good and valuable consideration set forth in that certain Agreement, made as of October 31, 2013, between the Company and Employee (the “Consulting Agreement”), Employee hereby releases, waives and discharges any and all manner of action, causes of action, claims, rights, charges, suits, damages, debts, demands, obligations, attorneys fees, and any and all other liabilities or claims of whatsoever nature, whether in law or in equity, known or unknown, including, but not limited to, age discrimination under the Age Discrimination in Employment Act of 1967 (as amended), employment discrimination prohibited by other federal, state or local laws, and any other claims, which Employee has claimed or may claim or could claim in any local, state or federal or other forum, against Company, its directors, officers, employees, agents, attorneys, successors and assigns as a result of or relating to Employee’s employment at and separation from Company and as an officer of Company as a result of any acts or omissions by Company or any of its directors, officers, employees, agents, attorneys, successors or assigns (“Covered Acts or Omissions”) which occurred prior to the date of this Agreement; excluding only those for indemnification under the Company’s articles of incorporation, bylaws or applicable law by reason of his service as an officer or director of the Company (“Company Indemnification Obligations”) and those arising under the Consulting Agreement.

2. The Company, for itself and for its directors, officers, employees, agents, attorneys, successors and assigns, hereby releases, waives and discharges any and all manner of action, causes of action, claims, rights, charges, suits, damages, debts, demands, obligations, attorneys fees, and any and all other liabilities or claims of whatsoever nature, whether in law or in equity, known or unknown, which the Company has claimed or may claim or could claim in any local, state or federal or other forum, against Employee, as a result of or relating to Employee’s employment at and separation from Company and as an officer of Company as a result of any acts or omissions by the Employee which occurred prior to the date of this Agreement; excluding only those arising under the Consulting Agreement, the Proprietary Information and Inventions Agreement dated October 28, 1996 between the Parties and Stock Option Agreements between the Parties, those arising in connection with Company Indemnification Obligations or those arising from the Employee’s fraud, malfeasance, willful misconduct or gross negligence. Notwithstanding the foregoing, nothing in this Agreement shall be deemed a waiver of any rights or claims that the Company may have under any insurance policy or against any third party, other than the Employee.

3. Employee agrees to immediately return to Company all property, assets, manuals, materials, information, notes, reports, agreements, memoranda, customer lists, formulae, data, know-how, inventions, trade secrets, processes, techniques, and all other assets, materials and information of any kind or nature, belonging or pertaining to Company (“Company Information and Property”), including, but not limited to, computer programs and diskettes or other media for electronic storage of information containing Company Information and Property, in Employee’s possession, and Employee shall not retain copies of any such Company Information and Property. Employee further agrees that from and after the date hereof he will not remove from Company’s offices any Company Information and Property, nor retain possession or copies of any Company Information and Property.

4. Employee agrees that he shall never make any statement that negatively affects the goodwill or good reputation of the Company, or any officer or director of Company, except as required by law, and except that such statements may be made to members of the Board of Directors of the Company.

5. Employee covenants and agrees that he shall never commence or prosecute, or knowingly encourage, promote, assist or participate in any way, except as required by law, in the commencement or prosecution, of any claim, demand, action, cause of action or suit of any nature whatsoever against Company or any officer, director, employee or agent of Company (“Covered Litigation”) that is based upon any claim, demand, action, cause of action or suit released pursuant to this Agreement or involving or based upon the Covered Acts and Omissions.

6. Employee further agrees that he has read this Agreement carefully and understands all of its terms.

7. Employee understands and agrees that he was advised to consult with an attorney and did so prior to executing this Agreement.

8. Employee understands and agrees that he has been given twenty-one (21) days within which to consider this Agreement.

9. Employee understands and agrees that he may revoke this Agreement for a period of seven (7) calendar days following the execution of this Agreement (the “Revocation Period”) and any payments or agreements conditioned upon his signing this Agreement shall not be paid until the Revocation Period expires and such payments shall not be required to be paid and such agreements shall be deemed revoked if this Agreement is revoked. This Agreement is not effective until this revocation period has expired. Employee understands that any revocation, to be effective, must be in writing and either (a) postmarked within seven (7) days of execution of this Agreement and addressed to Perceptron, Inc., 47827 Halyard Drive, Plymouth, Michigan 48170 or (b) hand delivered within seven (7) days of execution of this Agreement to Perceptron, Inc., 47827 Halyard Drive, Plymouth, Michigan 48170. Employee understands that if revocation is made by mail, mailing by certified mail, return receipt requested, is recommended to show proof of mailing.

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10. In agreeing to sign this Agreement and separate from Company, Employee is doing so completely voluntarily and of his own free-will and without any encouragement or pressure from Company and agrees that in doing so he has not relied on any oral statements or explanations made by Company or its representatives.

11. Both parties agree not to disclose the terms of this Agreement to any third party, except as is required by law, or as is necessary for purposes of securing counsel from either parties’ attorneys or accountants.

12. This Agreement shall not be construed as an admission of wrongdoing by Company.

13. This Agreement contains the entire agreement between Employee and Company regarding the matters set forth herein. Any modification of this Agreement must be made in writing and signed by Employee and each of the entities constituting the Company.

14. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

15. In the event any provision of this Agreement or portion thereof is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

16. If there is a breach or threatened breach of the provisions of this Agreement, Company may, in addition to other available rights and remedies, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violation of, any of the provisions of this Agreement.

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The parties hereto have entered into this Agreement as of this 31st day of October, 2013.

PERCEPTRON, INC.

By:	/s/ David W. Geiss
Name:	David W. Geiss
Title:	Vice President, General Counsel & Secretary

EMPLOYEE

/s/ Harry T. Rittenour
Harry T. Rittenour

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